As filed with the Securities and Exchange Commission on July 29, 1997
                                                    Registration No. ___________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                                 --------------

                       HOLLYWOOD ENTERTAINMENT CORPORATION
             (Exact name of registrant as specified in its charter)

                                 --------------

     Oregon                           7841                     93-0981138
 (State or other         (Primary Standard Industrial       (I.R.S. Employer
  jurisdiction           Classification Code Number)     Identification Number)
of incorporation)
            25600 SW PARKWAY CENTER DRIVE, WILSONVILLE, OREGON 97070
                                 (503) 570-1600
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 --------------

                                 DONALD J. EKMAN
                    Senior Vice President and General Counsel
                       HOLLYWOOD ENTERTAINMENT CORPORATION
                          25600 SW Parkway Center Drive
                            Wilsonville, Oregon 97070
                                 (503) 570-1600
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                                Robert J. Moorman
                                Peter J. Bragdon
                                 Stoel Rives LLP
                         900 SW Fifth Avenue, Suite 2300
                             Portland, Oregon 97204
                                 (503) 224-3380


     Approximate date of commencement of proposed sale to the public: as soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
========================================================================================================
Title of each class                          Proposed maximum      Proposed maximum
 of securities to        Amount to be       offering price per    aggregate offering        Amount of
   be registered          registered            share (1)              price (1)        registration fee
--------------------------------------------------------------------------------------------------------
Common Stock (2)          1,000,000              $ 21.00             $ 21,000,000             $6,364

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. The calculation of the registration fee is based on the average of the high and low price for the Common Stock on July 24, 1997 as reported on the Nasdaq National
     Market.

(2) Consists of Common Stock issuable by the Registrant upon the exercise of Warrants.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

================================================================================

PROSPECTUS

                       HOLLYWOOD ENTERTAINMENT CORPORATION

                        1,000,000 Shares of Common Stock



     The common stock (the "Common Stock") of Hollywood Entertainment Corporation ("Hollywood Entertainment" or the "Company") offered hereby (the "Shares") will be sold by the Company upon the exercise of certain warrants to purchase an aggregate of 1,000,000 shares of Common Stock (the "Warrants"). The expiration date for the Warrants is _______, 1998. See "Plan of Distribution."

     The Common Stock is traded on the Nasdaq National Market under the symbol "HLYW." On ____________, 1997, the last sale price for the Common Stock as reported on the Nasdaq National Market was $__ per share. The exercise price for the Warrants is $____ per share.


     See "Risk Factors" on page 4 for a discussion of certain risks related to an investment in the Common Stock.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

     No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus. This Prospectus does not constitute an offering in any jurisdiction in which such offering may not lawfully be made.

                                 --------------

     Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as to which information has been given herein.

                                 --------------

               The date of this Prospectus is ____________, 1997.

                                   THE COMPANY

     Hollywood Entertainment owns and operates 661 video retail superstores in 33 states as of June 30, 1997 and is the second largest video retailer in the United States. The Company was incorporated in Oregon in June 1988; its executive offices are located at 25600 SW Parkway Center Drive, Wilsonville, Oregon 97070, and its telephone number is (503) 570-1600.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended, (the "Exchange Act") are incorporated in this Prospectus by reference:

          (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1996 (and Amendment No. 1 on Form 10-K/A);

          (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

          (c) The description of the Company's Common Stock contained in the Company's registration statement on Form 8-A filed under Section 12 of the Exchange Act, dated July 15, 1993, including any amendment or report updating such description.

     All reports and other documents subsequently filed by the Company pursuant to sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the Commission. The Company has also filed with the Commission a Registration Statement under the Securities Act of 1933 with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is made to such Registration Statement, exhibits and schedules. Statements contained in this Prospectus as to the contents of any document are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement and the reports and other information filed pursuant to the Exchange Act may be inspected and copied at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 1400 Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of all or any part of the Registration Statement and the reports and other information filed pursuant to the Exchange Act may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 upon the payment of the fees prescribed by the Commission. The Commission maintains an Internet Web Site at http://www.sec.gov.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, including any beneficial owner, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein. Requests shall be directed to Hollywood Entertainment Corporation, 25600 SW Parkway Center Drive, Wilsonville, Oregon 97070, Attention: Mr. Donald
J. Ekman, Senior Vice President and General Counsel (telephone number (503) 570-1600). The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated by reference herein.

                                  RISK FACTORS

     In addition to the other information contained or incorporated by reference in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing any of the shares of Common Stock offered hereby.

Uncertain Ability To Achieve and Manage Planned Expansion

     The Company's future performance will depend on its ability to open new stores and to operate these stores profitably. The Company has grown from 25 stores in two states at the end of 1993 to 661 stores in 33 states at June 30, 1997. The Company opened 110 new stores in the six months ended June 30, 1997 and plans to open approximately 240 new stores in the second half of 1997 and approximately 400 new stores in 1998. While the Company has identified all sites for the balance of the 350 planned store openings in 1997 and has signed leases for most of these locations, it has not yet specifically identified most sites for the 1998 openings. The Company will continue to open stores in markets where it has limited or no operating history. Additionally, the Company has been decreasing the size of its acceptable trade areas primarily through the increased opening of stores in small markets with populations under 40,000 people. The Company has a limited operating history in these smaller markets and may experience lower than anticipated revenue and operating results. The Company's expansion is dependent on a number of factors, including its ability to hire, train and assimilate management and store-level employees, the adequacy of the Company's financial resources and the Company's ability to identify and successfully compete in new markets, to locate suitable store sites and negotiate acceptable lease terms and to adapt its purchasing, management information and other systems to accommodate expanded operations.

     In July 1997 the Company commenced an offering of $200 million aggregate principal amount of senior subordinated notes (the "Notes") and executed a commitment letter to enter into a new $300 million credit agreement with Societe Generale, DLJ Capital Funding, Inc. and Goldman Sachs Credit Partners L.P. (the "New Credit Facility"). The Company believes the amounts available for borrowing under the New Credit Facility and the proceeds of the offering of the Notes will be sufficient to fund its expansion through at least 1999. If the New Credit Facility is not established, or the offering of the Notes is not successful, the Company will need to obtain additional financing to achieve its expansion goals. The Company's expansion is also dependent on the timely fulfillment by landlords and others of their contractual obligations to the Company, the maintenance of construction schedules and the speed at which local zoning and construction permits can be obtained. There is no assurance that the Company will be able to achieve its planned expansion or that expansion will be profitable. There is also no assurance that the Company's new stores will achieve sales and profitability comparable to the Company's existing stores.

     The size of the Company's store base and the geographic scope of its operations have expanded significantly over the last several years. This expansion has placed and is expected to continue to place increasing pressure on the Company's operating and management controls. The Company has hired a significant number of additional senior management and other personnel to manage this larger store base and has reorganized its operations into four geographic zones, each of which is managed by a senior officer with responsibility for store operations and new store development in the zone. This operating structure is in the early stages of implementation, and there is no assurance it will be effective for managing the Company's expanding operations. In addition, to manage its larger store base and planned expansion, the Company will need to continually evaluate the adequacy of its financial controls, management information systems and distribution facilities. There is no assurance that the Company will adequately anticipate or respond to all of the changing demands that its planned expansion will impose on its infrastructure.

Dependence on Key Personnel; Recent Management Additions

     The Company's future performance depends on the continued contributions of certain key management personnel, including Mark J. Wattles, its founder, Chief Executive Officer and principal shareholder. To support its planned expansion, the Company has added a substantial number of senior management personnel. There is no assurance that the Company will retain these new members of management or that they will be able to successfully manage the Company's existing operations or achieve its expansion plans. The Company's continued growth and profitability also depend on its ability to attract and retain other management personnel, including qualified store managers.

Competition and Technological Obsolescence

     The video retail industry is highly competitive. The Company competes with other local, regional and national video retail stores, including the Blockbuster Entertainment division of Viacom, Inc. ("Blockbuster"), the dominant video retailer in the U.S., and with supermarkets, pharmacies, convenience stores, bookstores, mass merchants, mail order operations and other retailers, as well as with noncommercial sources such as libraries. According to the Video Software Dealers Association, in 1996 there were approximately 27,000 video specialty stores in the U.S. The Company believes approximately 7,200 of these stores were video retail superstores. Some of the Company's competitors have significantly greater financial and marketing resources, market share and name recognition than the Company. Substantially all of the Company's stores compete with stores operated by Blockbuster, most in very close proximity. As a result of direct competition with Blockbuster, rental pricing of videocassettes may become a more significant competitive factor in the Company's business, which could have an adverse impact on the results of the operations of the Company.

     The Company also competes with cable, satellite and pay-per-view cable television systems, in which subscribers pay a fee to see a movie selection by the subscriber. Existing pay-per-view services offer a limited number of channels and movies and are available only to households with a direct broadcast satellite receiver or a cable converter to unscramble incoming signals. Digital compression technology and other developing technologies are expected eventually to permit cable companies, direct broadcast satellite companies, telephone companies and other telecommunications companies to transmit a much greater number of movies to homes at more frequently scheduled intervals throughout the day on demand. Certain cable and other telecommunications companies have tested and are continuing to test movie on demand services in some markets. Technological advances or changes in the manner in which movies are marketed, including in particular the earlier release of movie titles to pay-per-view, including direct broadcast satellite, cable television or other distribution channels, could make these technologies more attractive and economical, which could have a material adverse effect on the business of the Company.

Risks Associated with Increased Indebtedness

     Upon completion of the offering of the Notes and the execution of the New Credit Facility, the Company will have significant amounts of outstanding indebtedness and interest cost. The Company's level of indebtedness presents risks to investors, including the possibility that the Company may be unable to generate cash sufficient to pay the principal of and interest on the indebtedness when due. The Company's ability to make principal and interest payments on the Notes will be dependent on the Company's future operating performance, which is itself dependent on a number of factors, many of which are out of the Company's control. These factors include prevailing economic conditions and financial, competitive, regulatory and other factors affecting the Company's business and operations, and may be dependent on the availability of borrowings. Although the Company believes, based on current levels of operations, its cash flow from operations, together with other sources of liquidity, will be adequate to make required payments of principal and interest on its debt, whether at or prior to maturity, finance anticipated capital expenditures and fund working capital requirements, there is no assurance in this regard. If the Company does not have sufficient available resources to repay any indebtedness when it becomes due and payable, the Company may find it necessary to refinance indebtedness, and there is no assurance that refinancing will be available, or available on reasonable terms.

     Additionally, the Company's level of indebtedness could have a material adverse effect on the Company's future operating performance, including, but not limited to, the following: (i) a significant portion of the Company's cash flow from operations will be dedicated to debt service payments, thereby reducing the funds available to the Company for other purposes; (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes or other purposes may be impaired; (iii) the Company's leverage may place the Company at a competitive disadvantage; (iv) the Company's leverage may limit its ability to expand and otherwise meet its growth objectives; and (v) the Company's leverage may hinder its ability to adjust rapidly to changing market conditions and could make it more vulnerable in the event of a downturn in general economic conditions or its business.

     Upon the occurrence of a change of control of the Company, the Company may be required to purchase all or a portion of the Notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. Prior to commencing such an offer to purchase, the Company may be required to (i) repay in full all indebtedness of the Company that would prohibit the repurchase of the Notes, or
(ii) obtain any consent required to make the repurchase. If the Company is unable to repay all of such indebtedness or is unable to obtain the necessary consents, the Company will be unable to offer to purchase the Notes and will be in default under the indenture related to the Notes.

Fluctuations in Future Operating Results

     Future operating results may be affected by many factors, including variations in the number and timing of store openings, the performance of new or acquired stores, the quality and number of new release titles available for rental and sale and the expense associated with the acquisition of new release titles, acquisitions by the Company of existing video stores, changes in comparable store revenue, additional and existing competition, marketing programs, weather, special or unusual events, seasonality and other factors that may affect retailers in general. In addition, any concentration of new store openings and the related new store pre-opening costs near the end of a fiscal quarter could have an adverse effect on the financial results for that quarter and could, in certain circumstances, lead to fluctuations in quarterly financial results.

Control by Principal Shareholder

     As of June 30, 1997 the Company's founder, Mark J. Wattles, beneficially owned approximately 30% of the outstanding Common Stock of the Company. As a result, he may be able effectively to control all matters requiring approval by the shareholders of the Company, including the election of directors.

Possible Volatility of Stock Price

     The market price of the Company's Common Stock has fluctuated substantially since the initial public offering of the Company in July 1993. There is no assurance that the market price of the Common Stock will not decline below the price to the holders of Warrants in this offering. The Common Stock is traded on the Nasdaq National Market, which market has experienced and is likely to experience in the future significant price and volume fluctuations that could adversely affect the market price of the Common Stock without regard to the operating performance of the Company. The Company believes factors such as quarterly fluctuations in financial results, announcements of new technologies in movie distribution or announcements by the Company or competitors may cause the market price of the Common Stock to fluctuate, perhaps substantially. These factors, as well as general economic conditions such as recessions or high interest rates, may adversely affect the market price of the Common Stock.

Shares Eligible for Future Sale

     Sale of a substantial number of shares of the Common Stock in the public market following this offering could adversely affect the market price for the Common Stock. As of June 30, 1997 approximately 11,000,000 shares are eligible for sale pursuant to Rule 144 under the Securities Act. Of these shares, a substantial number have been or are expected to be pledged as collateral to secure obligations of the pledgor. To the extent the lenders are required to sell these shares to satisfy the pledgor's obligations a substantial number of shares would enter the public market, which could adversely affect the market price of the Common Stock.

Possible Adverse Effect of Issuance of Preferred Stock; Anti-Takeover Effect of Oregon Law

     The Board of Directors of the Company has authority to issue up to 25,000,000 shares of Preferred Stock and to fix the rights, preferences, privileges and restrictions of those shares without any further vote or action by the shareholders. The potential issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of, and the voting and other rights of the holders of, Common Stock. In addition, certain provisions of Oregon law could make it more difficult for a party to gain control of the Company.

                                 USE OF PROCEEDS

     The Company will receive approximately $__________ in net proceeds from the exercise of the Warrants, after deducting expenses estimated at $_____________. These proceeds will be used for general corporate purposes.


                              PLAN OF DISTRIBUTION

     The Shares will be issued subject to the terms and conditions of a Warrant Agreement, dated _________, 1997, between the Company and ____________________
as Warrant Agent. The following description of the Warrants is not complete and is qualified in all respects by reference to the Warrant Agreement.

     Each Warrant entitles the holder to purchase one share of Common Stock at any time following the date of this Prospectus and before _________, 1998 for $__ per share. The number and kind of securities or other property for which the Warrants are exercisable are subject to adjustments in the event of stock dividends or distributions, stock splits, capital reorganizations or reclassifications or merger or consolidation or sale of the Company. All Warrants not exercised will expire at 5:20 P.M. Pacific Time, on _______, 1998. Holders of Warrants will not, as such, have any of the rights of shareholders of the Company.

     The Warrants may be exercised by completing and signing the appropriate Warrant Certificate and mailing or delivering the Warrant Certificate to the Warrant Agent in time to reach the Warrant Agent by the expiration date, accompanied by payment in full of the exercise price for the Warrants being exercised in lawful money of the United States of America (in cash or by certified check or official bank draft payable to the order of the Company). Common Stock certificates will be issued as soon as practicable after exercise and payment of the exercise price as described above.

     In certain cases, the sale of securities by the Company upon exercise of the Warrants would violate the securities laws of the United States, certain states thereof or other jurisdictions. The Company has agreed to use its best efforts to cause a registration statement to continue to be effective during the term of the Warrants with respect to such sales under the Securities Act of 1933, and to take such action under the laws of various states as may be required to cause the sale of securities upon exercise to be lawful. The Company, however, will not be required to honor the exercise of Warrants if, in the opinion of the Board of Directors of the Company, on advice of counsel, the sale of securities upon such exercise would be unlawful.


                                     EXPERTS

     The financial statements of Hollywood Entertainment Corporation for the year ended December 31, 1994 incorporated herein by reference into this Prospectus have been audited by Coopers & Lybrand L.L.P., independent accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

     The financial statements as of December 31, 1995 and 1996 and for the years then ended incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Hollywood Entertainment Corporation for the year ended December 31, 1996 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

     The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Stoel Rives LLP, Portland, Oregon.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses payable by the Company in connection with the offer and sale of the Common Stock being registered. All amounts are estimates except the registration fee and the NASD filing fee.

          Registration fee.................................  $ 6,364
          Nasdaq listing fee...............................  $17,500
          Accounting fees and expenses.....................  $ 5,000
          Legal fees and expenses..........................  $ 5,000
          Transfer agent and registrar fee.................  $ 1,500
          Miscellaneous....................................  -------
               Total.......................................  $35,364
                                                             =======

Item 15.  Indemnification of Officers and Directors

     Article IV of the Company's 1993B Restated Articles of Incorporation (the "Articles") requires indemnification of current or former directors or nominees for director ("directors") of the Company to the fullest extent not prohibited by the Oregon Business Corporation Act (the "Act"). The effects of the Articles and the Act (the "Indemnification Provisions") are summarized as follows:

          (a) The Indemnification Provisions grant a right of indemnification in respect of any action, suit or proceeding (other than an action by or in the right of the Company) against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, was not adjudged liable on the basis of receipt of an improper personal benefit and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement, conviction or plea of nolo contendere does not, of itself, create a presumption that the person did not meet the required standards of conduct.

          (b) The Indemnification Provisions grant a right of indemnification in respect of any action or suit by or in the right of the Company against the expenses (including attorney fees) actually and reasonably incurred if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, except that no right of indemnification will be granted if the person is adjudged to be liable to the Company.

          (c) Every person who has been wholly successful on the merits of a controversy described in (a) or (b) above is entitled to indemnification as a matter of right.

          (d) Because the limits of permissible indemnification under Oregon law are not clearly defined, the Indemnification Provisions may provide indemnification broader than that described in (a) and (b).

     Article IV of the Articles provides that the Company will advance to a director the expenses incurred in defending any action, suit or proceeding in advance of its final disposition if the director affirms in good faith that he or she has met the standard of conduct to be entitled to indemnification as described in (a) or (b) above and undertakes to repay any amount advanced if it is determined that the person did not meet the required standard of conduct.

     Article V of the Articles provides that the Company may, in the discretion of the Board of Directors, indemnify officers, employees and agents to the same extent that directors are entitled to indemnification.

     The Company may obtain insurance for the protection of its directors and officers against any liability asserted against them in their official capacities.

     The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of shareholders or directors or otherwise.

Item 16.  Exhibits

     (a)  Exhibits

          3.1 1993B Restated Articles of Incorporation; incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1, Registration No. 33-63042 (the "1993 S-1")

          3.2    Bylaws; incorporated by reference to Exhibit 3.2 to the 1993
                 S-1

          4.1    See Article II of Exhibit 3.1 and Articles I and V of Exhibit
                 3.2

          5.1    Opinion of Stoel Rives LLP

          23.1   Consent of Coopers & Lybrand L.L.P.; see page II-6

          23.2   Consent of Price Waterhouse LLP; see page II-7

          23.3   Consent of Stoel Rives LLP (included in Exhibit 5.1)

          24.1   Powers of Attorney; see page II-4


Item 17.  Undertakings

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each new post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on July 29, 1997.

                                  HOLLYWOOD ENTERTAINMENT CORPORATION


                                  By          MARK J. WATTLES
                                     --------------------------------------
                                              Mark J. Wattles
                                               President and
                                           Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the following capacities on July 29, 1997.

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark J. Wattles, Donald J. Ekman, Forrest Mark Wolfinger and Douglas A. Gordon or any one of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments (whether pre-effective or post-effective) to this Registration Statement and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or their substitute or substitutes, may do or cause to be done by virtue hereof.

         Signature                                 Title
         ---------                                 -----

       MARK J. WATTLES
--------------------------------    Chairman of the Board, President and Chief
       Mark J. Wattles              Executive Officer
                                    (Principal Executive Officer)



      FORREST MARK WOLFINGER
--------------------------------    Chief Financial Officer
      Forrest Mark Wolfinger        (Principal Financial and Accounting Officer)



      DONALD J. EKMAN
--------------------------------    Senior Vice President, General Counsel and
      Donald J. Ekman               Director

      JAMES N. CUTLER, JR.
--------------------------------    Director
      James N. Cutler, Jr.



      RICHARD A. GALANTI
--------------------------------    Director
      Richard A. Galanti

                                  EXHIBIT INDEX



Exhibit
-------

     3.1 1993B Restated Articles of Incorporation; incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1, Registration No. 33-63042 (the "1993 S-1")

     3.2    Bylaws; incorporated by reference to Exhibit 3.2 to the 1993 S-1

     4.1    See Article II of Exhibit 3.1 and Articles I and V of Exhibit 3.2

    *5.1    Opinion of Stoel Rives LLP

     23.1   Consent of Coopers & Lybrand LLP; see page II-6

     23.2   Consent of Price Waterhouse LLP; see page II-7

     23.3   Consent of Stoel Rives LLP (included in Exhibit 5.1)

     24.1   Powers of Attorney; see page II-4

--------------

*  To be filed by amendment